UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 27, 2011 (July 27, 2011)

ASCEND ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51840	20-3881465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 West Broadway, PMB 402, Jackson, Wyoming	83001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 734-2645

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

The information included in Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 of this Current Report on Form 8-K to the extent required.

Item 3.02 Unregistered Sales of Equity Securities

On July 27, 2011, Jonathan J. Ledecky converted the $10,000 principal amount of a promissory note issued to Mr. Ledecky by Ascend Acquisition Corp. (the “Company”)  on July 19, 2011 and the $25,000 principal amount of a note issued to Mr. Ledecky by the Company on March 30, 2011 into an aggregate of 175,000 shares of common stock of the Company (at a conversion price of $0.20 per share).  The March 30, 2011 note had a conversion price of $0.19 per share but was voluntarily converted by Mr. Ledecky into common stock at $0.20 per share.  The issuance of shares to Mr. Ledecky was exempt pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Also on July 27, 2011, the Company sold an aggregate of 625,000 shares of common stock to Jeremy Zimmer, the Dakota Group Ltd. and Evan Morgan, for an aggregate purchase price of $125,000, or $0.20 per share, pursuant to subscription agreements.  The common stock was sold to these three purchasers under Section 4(2) of the Securities Act of 1933, as amended, on a private placement basis to accredited investors. The Company intends to use the proceeds from the sales for general working capital purposes.

The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock sold in the private placement and issued upon conversion of the promissory notes promptly after consummation by the Company of a merger, stock exchange, asset acquisition or other form of business combination and to use its best efforts to have such registration statement declared effective as soon as possible.

Item 9.01  Financial Statements and Exhibits

(d)      Exhibits

10.1	Form of Subscription Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2011

ASCEND ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Chief Executive Officer